Exhibit 99.1

Press Release

RTI Surgical® Announces Appointment of Jeffrey C. Lightcap to Board of Directors

DEERFIELD, ILL., March 8, 2019 – RTI Surgical Holdings, Inc. (Nasdaq: RTIX), a global surgical implant company, today announced the appointment of Jeffrey C. Lightcap to its Board of Directors, effective immediately.

Mr. Lightcap has significant experience in helping drive growth in medical technology companies. He is currently a Senior Managing Director at HealthCor Partners Management, L.P., a growth equity investor focused on late stage venture and early commercial stage healthcare companies in the diagnostic, therapeutic and med tech sectors. Prior to HealthCor, Mr. Lightcap served as a Senior Managing Director at JLL Partners, a leading middle-market private equity firm. Prior to JLL Partners, Mr. Lightcap served as a Managing Director at Merrill Lynch & Co., Inc. Mr. Lightcap currently serves as Chairman of the Board of Directors of Corindus Vascular Robotics, Inc. and serves on the Board of Directors of Heartflow, Inc. and several smaller private companies. He also was a Member of the Board of Managers at Paradigm Spine, LLC.

“Jeff has extensive experience navigating the reimbursement landscape and advancing access to medical devices with substantial clinical data and high-growth potential,” said Camille Farhat, President and CEO, RTI Surgical. “We are enthusiastic about his addition to our Board and believe he will make an important contribution as we progress on our ongoing strategic transformation to reduce complexity, drive operational excellence and accelerate growth.”

About RTI Surgical Holdings, Inc.

RTI Surgical Holdings, Inc. is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in spine, sports medicine, plastic surgery, orthopedic and trauma procedures and are distributed in more than 40 countries. RTI has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com. Connect with us on LinkedIn and Twitter.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements, gaining market share and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

MEDIA AND INVESTOR CONTACT:

Molly Poarch

mpoarch@rtix.com

+1 224 287 2661